Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-8 of our report dated February 10, 2014 (except for the effect of the 1–for-2 reverse common and preferred stock split discussed in Note 13, as to which the date is April 2, 2014) on the consolidated financial statements of GrubHub Inc. (F/K/A GrubHub Seamless Inc.), appearing in Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-1 (File No. 333-194219).

/s/ Crowe Horwath LLP

Oak Brook, Illinois

July 17, 2014